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                                                                    Exhibit 4(z)

                              ARTICLES OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                                 MEDCROSS, INC.


         Pursuant to Article III(b) of the Amended and Restated Articles of Incorporation of Medcross, Inc. (the "Company"), and the provisions of the Florida Business Corporation Act, the Board of Directors of the Company has resolved to amend Article III of the Articles of Incorporation as set forth herein.

         A.       The name of the corporation is MEDCROSS, INC.

         B. Article III of the Articles of Incorporation is hereby amended by adding a new Section III(h), which shall read in its entirety as follows:

         (h) Of the 500,000 shares of Preferred Stock authorized hereunder, 1,000 shares of Preferred Stock shall be designated as a new Series D Preferred Stock (the "Series D Preferred Stock"), which shall have a par value of $10.00 per share, and which shall have the following rights and preferences:

                  1. Dividends. If and when dividends are declared by the Board of Directors on the shares of Common Stock, the holders of Series D Preferred Stock shall be entitled to receive the same dividend as declared on the shares of Common Stock based on the number of shares of Common Stock which would have been held by the holder of each issued and outstanding share of Series D Preferred Stock if that share of Series D Preferred Stock had been converted in accordance with Section III(g)(3) below to shares of Common Stock immediately prior to the record date for the dividend.

                  2. Voting Rights. Except as otherwise required by applicable law, the Series D Preferred Stock shall have no voting rights.

                  3. Conversion Into Common Stock.

                  (i) Subject to the terms and conditions of this Section
                      III(g)(3), each issued and outstanding share of Series D Preferred Stock may be converted, at the option of the holder at any time within the nine (9) month period beginning September 2, 1997 and ending on June 1, 1998 (the "Conversion Period") into such number of shares of Common Stock (the "Conversion Shares") as shall equal 6250 divided by the lower of (a) $9.25, or (b) the average closing bid price of the Common Stock for the five (5)
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                           consecutive trading days immediately preceding the
                           Conversion Date as established in Sub-section (iii) below.

                  (ii) Each issued and outstanding share of Series D Preferred Stock which has not been converted to Common Stock at the election of the holder thereof during the Conversion Period pursuant to Sub-section
                           (i) above, shall be automatically converted to Common Stock effective on the last day of the Conversion Period on the same basis as calculated and established for that date in Sub-section (i) above.

                  (iii) The holder may exercise this right of conversion only by delivering written notice to the Company that the holder elects to convert a stated number of shares of Series D Preferred Stock into shares of Common Stock ("Conversion Date") and surrendering to the Company a certificate or certificates for the shares of the Series D Preferred Stock to be converted, at the principal office of the Company, at any time during its usual business hours on the Conversion Date.

                  (iv) Promptly after the receipt of certificates representing Series D Preferred Stock and surrender of Series D Preferred Stock, the Company shall issue and deliver, or cause to be issued and delivered, to the holder a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such Series D Preferred Stock. No fractional shares shall be issued upon conversion of the Series D Preferred Stock into shares of Common Stock. To the extent permitted by law, the conversion shall be deemed to have been effected as of the close of business on the Conversion Date (or on the next preceding business day if the Conversion Date is not a business day) and at that time the rights of the holder of Series D Preferred Stock, as such holder, shall cease, and the holder of the Series D Preferred Stock shall become the holder of record of shares of Common Stock.

         4. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, each share of Series D Preferred Stock shall have a liquidation preference of $6,250.00 per share. This liquidation preference shall be subordinate to the liquidation preferences attached to any issued and outstanding shares of Class A, Class B and Class C Preferred Stock, but shall rank senior to the shares of Common Stock of the Company.
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         C. The foregoing Articles of Amendment were duly adopted by the Board of Directors without the requirement of shareholder action by meeting held on July 29, 1997, pursuant to the provisions of the Florida Business Corporation Act.

         IN WITNESS WHEREOF, Medcross, Inc. has caused these Articles of Amendment to the Articles of Incorporation to be executed by its President and attested to by its Secretary this 2nd day of September, 1997.


                                            MEDCROSS, INC.


                                            By: /s/ John W. Edwards
                                               -------------------------------
                                                John W. Edwards, President





ATTEST:

/s/ David E. Hardy
--------------------------
David E. Hardy, Secretary